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                                                                    EXHIBIT 16.1

April 15, 1999


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam:


We have read Item 9 included in the Form 10-K dated April 15, 1999 of Coaxial LLC, Coaxial Financing Corp. and Insight Communications of Central Ohio, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

ARTHUR ANDERSEN LLP


cc: Mr Daniel Mannino, Vice President and Controller
    Coaxial Communications of Central Ohio, Inc.